                              Item 28, b., 11., b              (Exhibit)

                  Separate Account and Unit Value Fee Proposal
                  --------------------------------------------
                            Effective January 1, 2001
                            -------------------------

                                                               Current           Proposed        Proposed
                                                              Monthly Fee       Monthly Fee      Monthly
                                                                                                 Increase
Separate Accounts                                             $  66,666.67     $   99,000.00    $ 32,333.33
-----------------
Flat Fee for up to 15 Separate Accounts with Investments

Unit Value Calculations
-----------------------
Flat Fee for up 1,800 Fund of Fund Accounts                   $ 166,666.67     $  166,666.67    $
Flat Fee for next 700 Accounts (1,801 - 2,500)                                 $   10,000.00    $ 10,000.00
Flat Fee for next 500 Accounts (2,501 - 3,000)                                 $    6,666.67    $  6,666.67
Flat Fee for next 500 Accounts (3,001 - 3,500)                                 $    6,000.00    $  6,000.00
Flat Fee for next 500 Accounts (3,501 - 4,000)                                 $    4,500.00    $  4,500.00
Flat Fee for next 500 Accounts (4,001 - 4,500)                                 $    3,000.00    $  3,000.00
Flat Fee for next 500 Accounts (4,501 - 5,000)                                 $    2,500.00    $  2,500.00


Agree:    /s/ John O'Connor                       /s/ Eric Jones
          ----------------------------            ------------------------------
          Delaware Investments                    Lincoln Life
Date:     January 3, 2001